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                                     EXHIBIT 5.1




                                    July 31, 1996


Retix
4640 Admiralty Way, Suite 600
Marina Del Rey, CA  90292-6695

    REGISTRATION STATEMENT ON FORM S-8
    ----------------------------------

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 31, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 360,000 additional shares of your Common Stock (the "Shares") reserved for issuance under the 1996 Directors' Stock Option Plan (the "1996 Directors' Option Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the 1996 Directors' Option Plan.

    It is our opinion that, when issued and sold in the manner referred to in the 1996 Directors' Option Plan and pursuant to the respective agreement which accompanies each grant under the 1996 Directors' Option Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                             Sincerely,

                             VENTURE LAW GROUP
                             A Professional Corporation

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